Exhibit 2-b
                              STATE OF DELAWARE
                           CERTIFICATE OF MERGER OF
                           FOREIGN CORPORATION INTO
                            A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of
Merger:

FIRST: The name of the surviving corporation is Inseq Corporation, a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Incode Technologies Corp., a Nevada corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Inseq Corporation, a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The authorized stock and par value of the non-Delaware corporation is 2,000,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

SIXTH: The merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SEVENTH: The Agreement of Merger is on file at Inseq Corporation, 111 Howard Boulevard, Suite 108, Mt. Arlington, NJ 07856, an office of the surviving corporation.

EIGHTH:   A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer on the 12th day of July, 2005.


                         By: /s/ James L. Grainer
                             ------------------------------
                             James L. Grainer, President